Exhibit 99.1

JLL Completes Acquisition of Leading Capital Markets Firm HFF

Acquisition significantly strengthens JLL’s Capital Markets business

CHICAGO, July 1, 2019 – Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it closed its acquisition of HFF, greatly expanding JLL’s ability to provide world-class capital markets services and expertise to its clients.

HFF, regarded as one of the premier capital markets advisors in the industry, had more than $650 million in revenue in 2018 and approximately 1,050 employees with long-term client relationships, first-class skills and deep knowledge of U.S. as well as global markets. JLL’s acquisition of this exceptional firm aligns with one of the key priorities of JLL’s Beyond strategic vision, which is to grow its Capital Markets business. The combination of JLL and HFF enables greatly enhanced capital markets services and significantly expanded client reach. Clients will benefit from a global team of more than 3,700 capital markets professionals across 47 countries, delivering new expertise and scale, more extensive market coverage and greater deal flow.

With the acquisition complete, Mark Gibson, former CEO of HFF, joins JLL as CEO, Capital Markets, Americas and Co-Chair of its Global Capital Markets Board.

“We are delighted to bring together JLL and HFF to create one of the most strategic, connected and creative capital advisors in the world,” said Christian Ulbrich, Global CEO of JLL. “By combining the impressive capabilities, talent and expertise that distinguish both organizations, we will deliver exciting new growth opportunities and ensure we are best positioned to achieve ambitions for our clients and all our stakeholders. We warmly welcome our new HFF colleagues to the JLL family.”

“The response from our clients, brokers and shareholders has been overwhelmingly positive,” said Gibson. “Joining JLL marks an exciting new chapter in our history. It provides our team a tremendous opportunity to join a full-service real estate firm with a global presence and a client-centric, collaborative culture that closely aligns with our own. We look forward to working together to grow JLL’s Capital Markets business and bring expanded services to our clients.”

Transaction Details

This acquisition was first announced and unanimously approved by each company’s Board of Directors in March 2019 and received approval from HFF’s shareholders earlier today.

HFF is now wholly owned by JLL and certain of its subsidiaries and will do business as JLL. HFF’s common stock, which previously traded under the ticker symbol “HF,” has ceased trading and was delisted from the NYSE effective today.

The purchase price for the acquisition was approximately $1.8 billion, consisting of a combination of cash and JLL stock. JLL funded the cash portion of the purchase price consideration with a combination of cash reserves and its existing syndicated credit facility. The combination is expected to deliver significant run-rate synergies, estimated at approximately $60 million over two to three years.

Forward-Looking Statements

This communication may contain certain statements that predict or forecast future events or results, or intentions, beliefs and expectations or predictions for the future of JLL (the “Company”), which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements with respect to the anticipated effects of the transaction, expectations with respect to synergies, the transaction’s anticipated benefits to stockholders and plans with respect to the leadership of the combined company. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “projects” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “would,” “could,” “may” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are not statements of historical fact or guarantees or assurances of future performance. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, the following risks, uncertainties or assumptions: unanticipated difficulties or expenditures relating to the transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the transaction within the expected time period (if at all); potential difficulties in the Company’s ability to hire, retain and motivate employees as a result of the transaction, including those experienced with post-transaction integration efforts; the Company’s ability to obtain and maintain an investment grade credit rating and obtain financing on the anticipated terms and schedule; disruptions of the Company’s current plans, operations and relationships with customers caused by the transaction; the outcome of legal proceedings related to the transaction; and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2019, and other filings, including quarterly reports, made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the effect of political, economic and market conditions and geopolitical events; the logistical and other challenges inherent in operating in numerous different countries; the actions and initiatives of current and potential competitors; the level and volatility of real estate prices, interest rates, currency values and other market indices; the outcome of pending litigation; and the impact of current, pending and future legislation and regulation.

The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of over 91,000 as of March 31, 2019. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com.

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